Exhibit 3.1

PELICAN MERGER SUB I, LLC

ARTICLES OF ORGANIZATION

THESE ARTICLES OF ORGANIZATION of Pelican Merger Sub I, LLC (the “Company”) are being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Maryland Limited Liability Company Act.

FIRST:	The name of the Company is:

Pelican Merger Sub I, LLC

SECOND:    The purpose for which the Company is formed is to engage in any lawful act or activity for which limited liability companies may be organized under the general laws of the State of Maryland as now or hereafter in force.

THIRD:         The address of the principal office of the Company in this State is c/o CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202.

FOURTH:    The name and address of the resident agent of the Company are CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202.

FIFTH:          Pursuant to § 4A-401(a)(3) of the Maryland Limited Liability Company Act, no member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for the Company solely by virtue of being a member.

IN WITNESS WHEREOF, the undersigned, being an authorized person of the Company, has executed these Articles of Organization on this 12th day of March, 2026.

/s/ Steven C. Babinski
Steven C. Babinski, Authorized Person

/s/ Jennifer Strickland
Resident Agent
JENNIFER STRICKLAND AUTHORIZED REP

Filing Party’s Return Address: 2811 Internet Boulevard
Frisco, Texas 75034